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        Exhibit 10.5

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-7002 Fax (905) 726-2596

PRIVATE & CONFIDENTIAL

March 28, 2003

Mr. Roman Doroniuk
22 Walmer Road
Suite 804
Toronto, Ont. M5R 2W5

Dear Roman:

Re: Employment with Magna Entertainment Corp.

Upon acceptance by you, this letter will confirm the terms and conditions of your employment with Magna Entertainment Corp. (the "Corporation"), as follows:

1.
Position:    You are appointed as Chief Operating Officer of the Corporation, reporting to the President and Chief Executive Officer and the Chairman of the Corporation. You acknowledge that due to the nature of your position and job responsibilities, you will be expected to engage in extensive business travel. You will devote substantially all of your business time, energy and skill to the performance of your duties for the Corporation.

2.
Base Salary:    You shall receive a Base Salary of US$400,000 per annum (less statutorily required deductions), payable in arrears in equal instalments in accordance with the Corporation's standard payroll practices. Your Base Salary will be reviewed annually in accordance with the Corporation's standard practices.

3.
Incentive Bonus:    In addition to your Base Salary, you shall receive a guaranteed bonus of US$600,000 per annum (less statutorily required deductions) (the "Guaranteed Bonus"), payable quarterly in arrears in equal installments in accordance with the Corporation's standard practices, pro-rated for any partial years. Prior to the end of 2003, you and the Corporation will attempt to settle upon a mutually agreeable profit sharing arrangement, whereby you will receive a percentage of the net profits of the Corporation (the "Profit Sharing Bonus"). In the event the Profit Sharing Bonus is so determined and agreed upon, thereafter you shall receive the Profit Sharing Bonus.

4.
Benefits:    During your employment by the Corporation, you will be entitled to:

(a)
participate in all group benefit programs generally applicable to executive employees of the Corporation from time to time;

(b)
four (4) weeks vacation in respect of each completed twelve (12) month period in accordance with the Corporation's policy, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof; and

(c)
reimbursement for all reasonable business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's policies from time to time, but excluding automobile operating costs.

5.
Options:    Subject to the express approval of the Compensation Committee of the Board of Directors of the Corporation and compliance with all applicable laws, the Corporation shall grant you options to purchase 300,000 shares of Class A Subordinate Voting Stock of the Corporation at an exercise price per share which is equal to the closing trading price of the shares on the trading day immediately preceding the date that the options are granted. Subject to the approval of the Compensation Committee, the options will have a term of ten years from date of grant and will vest one-fifth on the date of grant and an additional one-fifth on each of the first four anniversaries of the date of grant. The grant of options will be subject to you entering into a Stock Option Agreement with the Corporation in the standard form used by the Corporation from time to time for employee stock option grants under the Corporation's Long-Term Incentive Plan. Should your employment with the Corporation terminate, the term of your options shall be reduced as provided in the Stock Option Agreement referred to above. Such options shall be subject to all other terms and conditions set forth in the Stock Option Agreement referred to above and/or in the Corporation's Long-Term Incentive Plan. Upon receipt of an executed copy of this Agreement, we will place this matter before the Compensation Committee of the Board of Directors of the Corporation at the earliest reasonable opportunity.

6.
MEC Share Investment:    The Corporation requires that you accumulate and maintain an investment in Class A Subordinate Voting Stock ("MEC Common Shares") as a condition of your employment. As a minimum, you agree to accumulate over each of the three fiscal years commencing January 1, 2004, that number of MEC Common Shares which is calculated by dividing (i) one-third (1/3) of your after tax total cash compensation for each of those three fiscal years (the calculation of after tax compensation shall be determined by deducting US$150,000 and then giving effect to income tax at a deemed 50% tax rate), by (ii) the average closing trading price for MEC Common Shares on The Nasdaq National Market for MEC Common Shares over each such year.

  Subsequent to this three year period, you will annually maintain that number of MEC Common Shares which is calculated by dividing (i) one-third (1/3) of the after-tax total cash compensation for the three most recent fiscal years (the calculation of after-tax total cash compensation shall be determined by deducting US$450,000 and then giving effect to income tax at a deemed 50% tax rate), by (ii) the average trading price on the Nasdaq National Market for MEC Common Shares over such three year period.

  Evidence of your ownership of the required number of MEC Common Shares must be produced each year, commencing in February 2005 for the fiscal year ending December 31, 2004 in order to obtain payment of any remaining unpaid balance of your Guaranteed Bonus or Profit Sharing Bonus (as the case may be) for the previous fiscal year. You may accumulate such MEC Common Shares in advance at your discretion and may use MEC Common Shares which are already owned by you to satisfy such requirement.

7.
Termination:    Your employment and this agreement, including all benefits provided for under this Agreement, will terminate on: (a) the acceptance by the Corporation of your voluntary resignation; (b) at the Corporation's option, your disability for an aggregate of six (6) months or more in any twenty four (24) month period, subject to any statutory requirement to accommodate such disability; (c) your death; (d) at the Corporation's option, if a License (as defined in Section 9) is denied to you or revoked from you in accordance with section 9, or (e) your dismissal for just cause or by reason of your breach of the terms of this Agreement.

  Otherwise, you may, at any time for any reason, terminate your employment and this agreement by providing the Corporation with six (6) months' prior written notice of intention to terminate. The Corporation may elect to terminate your employment, at any time for any reasons, by paying you as follows:

  (i)
  if such termination occurs prior to January 6, 2004, a retiring allowance of US$250,000 (less statutorily required deductions) either in a lump sum within thirty (30) days of the day of termination or monthly in arrears in three (3) equal instalments commencing thirty (30) days after the day of termination; and

  (ii)
  if such termination occurs on or after January 6, 2004, a retiring allowance of US$500,000 (less statutorily required deductions) either in a lump sum within thirty (30) days of the day of termination or monthly in arrears in six (6) equal instalments commencing thirty (30) days after the day of termination.

  If your employment is terminated pursuant to this paragraph, the Corporation shall maintain on your behalf the benefits referred to in paragraph 4(a) for a period of not less than the period required by applicable statute.

  In the event that you breach the provisions of paragraph 8, the payment of any further amounts under this Agreement will immediately cease.

  The termination provisions set forth above in this section 7 represent all severance pay entitlement, notice of termination or pay in lieu thereof, salary, bonuses, and other remuneration and benefits payable or otherwise provided to you in respect of your employment by the Corporation or any affiliated or related companies (collectively, the "MEC Group").

8.
Other Terms:    You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

(a)
Technology, Know-How, Inventions, Patents:    That all designs, devices and inventions and horse-racing or gaming industry related improvements and ideas, made or conceived by you resulting from your access to the business of the MEC Group, shall be the exclusive property of the MEC Group, and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

(b)
Confidentiality:    You shall keep confidential at all times during and after your employment, all information (including proprietary or confidential information) about the business and affairs of or belonging to any member of the MEC Group or their respective customers or suppliers ("Confidential Information"), including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them, but excluding information in the public domain. In addition, if requested at any time, you shall immediately execute a separate form of Employee Confidentiality Agreement in the Corporation's standard form as a condition of your continued employment. You shall be permitted to disclose any Confidential Information if you are required by law to do so.

(c)
Conflict of Interest:    You shall not, without the prior consent of the Corporation, which consent will not be unreasonably withheld, engage in any business activities, either through yourself or through immediate family member(s), which may place you in an actual or apparent conflict of interest with your duty to act, at all times, in the best interests of the Corporation. The Corporation acknowledges that your current participation on the Boards of Directors of the corporations listed below shall not, based on their current business activities, violate this paragraph.

  a.
  The Forzani Group
  b.
  Scican
  c.
  Summit Vision
  d.
  Capri Films

(d)
Non-Competition:    During the term of your employment with the Corporation and for a period of six (6) months after the cessation of your employment, you shall not, directly or indirectly, in any capacity, compete with the business of the Corporation or of any member of the MEC Group in respect of which you have had access to proprietary or confidential information, or solicit the employees thereof.

(e)
Non-Solicitation:    During the term of your employment with the Corporation and for a period of twelve (12) months after the termination of your employment, you shall not, directly or indirectly, in relation to any horse racing or gaming related venture you undertake or participate in, solicit, attempt to solicit, call upon, or accept the business of any firm, person or company who is or was a customer, client, or supplier of the Corporation or any member of the MEC Group or otherwise solicit, attempt to solicit, or communicate in any way with employees of the Corporation or any member of the MEC Group for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity.

9.
Licensing:    You acknowledge that (i) the Corporation's core businesses are in highly regulated industries and that the Corporation, its officers and senior management are each generally required to apply for and be granted a license ("License") in order for the Corporation to be legally permitted to carry on its core businesses; (ii) if the Corporation has been granted the right the carry on business in a jurisdiction, such right may be revoked if the jurisdiction, for any reason, revokes a License formerly granted to an officer or senior management of the Corporation. Accordingly, you acknowledge that if a License were denied to you or an existing License were revoked from you, the interests of the Corporation would be prejudiced.

10.
Start Date:    Your employment with the Corporation shall commence on April 1, 2003, or such earlier date as may be agreed upon by the parties.

11.
Assignability:    The Corporation, in its sole discretion, acting reasonably, may assign this Agreement to any other member of the MEC Group without your prior consent. It is acknowledged that any such assignment shall be a comparable role on substantially similar terms as contained in this Agreement. Upon completion of such assignment, the Corporation shall be automatically released from any obligation, liability or responsibility under this Agreement.

12.
Severability:    In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of you and the Corporation in entering into this Agreement.

13.
Governing Law:    This Agreement and the legal relations hereby created between you and the Corporation shall be governed by and construed under and in accordance with the laws of the Province of Ontario (and the laws of Canada applicable therein), without regard to conflicts of laws principles. You hereby attorn to the jurisdiction of the courts of Ontario.

14.
Modifications:    This Agreement shall not be modified by any oral agreement, express or implied, and all modifications hereof shall be in writing and signed by you and the Corporation. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

If the terms of employment as set out in this agreement are acceptable to you, please sign and date three copies of this agreement in the place indicated and return two fully signed copies to the attention of Sam Sniderman at the address for the Corporation first listed above by April 18, 2003, after which time, if not so signed and returned, this agreement shall become null and void and of no effect. Upon execution by you, this agreement replaces any prior written or oral employment contract or other agreement concerning remuneration between you and the Corporation or any member of the MEC Group, including without limitation the employment agreement between you and Magna International Inc. dated December 19, 2002.

Yours very truly,

Jim McAlpine
President & Chief Executive Officer

* * * * *

I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all of the terms and conditions of my employment with Magna Entertainment Corp. and that no other terms, conditions or representations other than those within this letter form part of this agreement. I also confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would prevent or impair me in carrying out my duties and functions with the Corporation.

Date	Roman Doroniuk

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